UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2011

Community Bank System, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On December 31, 2011, David C. Patterson, the Chair of the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), will retire from the Board in accordance with the Company’s mandatory retirement policy for directors.  Pursuant to the Company’s Bylaws, a director is required to retire from the Board on December 31st of the year in which he or she attains the age of 70.  Mr. Patterson has been a member of the Board since 1991 and Chair since 2010, and his retirement is not the result of any disagreement with the Company.

(e)           Effective January 1, 2012, the Company and the Company’s subsidiary, Community Bank, N.A. (“Bank”), have entered into a new Employment Agreement with Mark E. Tryniski, the Company’s and the Bank’s President and Chief Executive Officer (the “Employment Agreement”).

The Employment Agreement with Mr. Tryniski supersedes the employment agreement executed on March 18, 2009 among the Company, the Bank, and Mr. Tryniski.  The new agreement generally continues the format and terms of the prior agreement which expires on December 31, 2011.  The description of Mr. Tryniski’s Employment Agreement is qualified in its entirety by the reference to the copy of the agreement which is attached hereto as Exhibit 10.1 and incorporated by reference.

The Employment Agreement provides that Mr. Tryniski shall serve as the President and Chief Executive Officer of the Company and the Bank during the period from January 1, 2012 to December 31, 2014.  During the term of the Agreement, the Company shall pay a base salary at an annual rate of $620,000, which will be reviewed and may be adjusted in future years in accordance with the Company’s regular payroll practices for executive employees.  Mr. Tryniski will be eligible to receive annual incentive compensation under the terms of the Company’s Management Incentive Plan as determined by the Compensation Committee of the Board.  The Employment Agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability.  The Employment Agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability.  If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control of the Company, or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his authority, duties, responsibilities, base salary, or the geographic location of his assignment, he shall be entitled to three times his base salary and his incentive compensation award for the year immediately preceding the change in control and continuation of certain benefits during this period.

Mr. Tryniski is subject to non-compete provisions which restrict his ability to engage in competing business activities for one year following termination of employment or to solicit customers of the Company or Bank for two years following termination of employment.

Item 8.01               Other Events

(a)           The Board has elected Nicholas A. DiCerbo, Esq. to serve as the new Chair of the Board effective as of January 1, 2012.  Mr. DiCerbo has served as a Member of the Board since 1984.  He is a partner at the law firm DiCerbo and Palumbo P.C. in Olean, New York.  Mr. DiCerbo has extensive experience in banking generally and with the strategic growth initiatives of the Company.

In a review of its corporate governance structure, the Board has also appointed James A. Wilson, the Chair of the Board’s Audit Committee, to serve as the Board’s independent lead director.  In the newly created role of lead director, Mr. Wilson will preside at executive sessions of the Board, serve as a liaison between the Chair and the independent directors, and make recommendations for matters to be considered by the Board in meeting agendas.  The lead director will also serve as an independent point of contact for shareholders wishing to communicate with the Board other than through the Chair or the Chief Executive Officer.

At its December meeting, the Board also made new appointments to certain Board committees and the individuals listed below will join the directors currently serving on such committees.  The following committees have added new members:  the Compensation Committee has added Alfred S. Whittet, the Trust Committee has added James A. Gabriel, Sally A. Steele, and Mr. Whittet, the Nominating and Corporate Governance Committee has added Brian R. Wright, and Strategic/Executive Committee has added Mark J. Bolus, John Parente and Mr. Wright.

(b)           At its December meeting, the Board also approved a stock repurchase program authorizing the repurchase, at the discretion of senior management, of up to 1,500,000 shares or $42,000,000 of the Company’s common stock during a twelve-month period starting January 1, 2012.  Such repurchases may be made at the discretion of senior management depending on market conditions, applicable legal requirements and other factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements.  The new repurchase authorization replaces the existing program which expires on December 31, 2011.

Item 9.01               Financial Statements and Exhibits

             (d)   Exhibits

             10.1           Employment Agreement, dated January 1, 2012, by and among Community Bank System, Inc., Community Bank, N.A. and Mark E. Tryniski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ George J. Getman
Name: George J. Getman
Title: Executive Vice President and General Counsel

Dated: December 30, 2011